                                                                      Exhibit 11

                       ALLIED Group, Inc. and Subsidiaries
                        Computation of Per Share Earnings
               For the three months ended March 31, 1996 and 1995

                                                                                   1996                1995
                                                                             ----------------    ---------------
Primary

Net income                                                                   $     13,948,264    $    12,384,323

Preferred stock dividends                                                          (1,474,264)        (1,819,938)

Stock options in subsidiary                                                          (101,756)           (78,028)
                                                                             ----------------    ---------------

Adjusted net income                                                          $     12,372,244    $    10,486,357
                                                                             ================    ===============

Earnings per share                                                           $           1.15    $          1.14
                                                                             ================    ===============

Weighted average shares outstanding                                                10,655,914          9,034,294
Dilutive effective of unexercised
   stock options*                                                                     141,261            140,988
                                                                             ----------------    ---------------
                                                                                   10,797,175          9,175,282
                                                                             ================    ===============

Fully Diluted

Net income                                                                   $     13,948,264    $    12,384,323

Preferred stock dividends                                                            (878,780)          (878,779)

Stock options in subsidiary                                                          (101,902)           (78,222)

Additional net ESOP expenses-assuming conversion of
   ESOP Series preferred stock                                                            ---            (45,469)

Adjusted net income                                                          $     12,967,582    $    11,381,853
                                                                             ================    ===============
Earnings per share                                                           $           0.92    $          0.82
                                                                             ================    ===============


Weighted average shares outstanding                                                13,940,742         13,741,115
Dilutive effective of unexercised
   stock option*                                                                      143,586            148,847
                                                                             ----------------    ---------------

                                                                                   14,084,328         13,889,962
                                                                             ================    ===============


*  Primary - Based on average market price
   Fully Diluted - Based on the higher of the average market price or the market price at March 31 of each year